Exhibit T3A-30.2

This is a true and exact copy of the Memorandum of Association as at present existing and incorporating all alterations made by Special Resolution passed at Extraordinary General Meeting of the Company held on the 17th day April 2001.

Director/Secretary

MEMORANDUM OF ASOCIATION

OF

MOSSEL (JAMAICA) LIMITED

(A Company Limited by Shares)

1. *The name of the Company is* ***"MOSSEL (JAMAICA) LIMITED".*** *It shall be no objection that the abbreviated form "Ltd." Is used instead of "Limited".*

2. *The Registered Office of the Company will be situated in Jamaica.*

3. *The objects for which the Company is established are:*

(A1) To carry on the business of telecommunication services, telecommunication facilities, including international telecommunication services, internet access, mobile network services, television services, domestic mobile spectrum services, mobile telephone services, provider services, mobile carrier services, all aspects of telecommunication, cellular telephone communications, all aspects of telephone net work transit services and all services as the company is licensed to provide pursuant to the Telecommunications Act of Jamaica."

(A2) To carry on the business of an investment company and for that purpose to acquire and hold either in the name of the Company or in that of any nominee shares, stocks, debentures, debenture stock, bonds, notes, obligations and securities issued or guaranteed by any Company wherever incorporated or carrying on business and debentures, debenture stock, bonds, notes, obligations and securities issued or guaranteed by any government, sovereign ruler, commissioners, public body or authority, supreme, dependent, municipal, local or otherwise in any part of the world.

(B1) To pay, satisfy, or compromise any claims made against the company, which it may seen expedient to pay, satisfy or compromise, notwithstanding that the same may not be valid in law.

(B2) To acquire by purchase, lease or letting, exchange, hireage or otherwise all and any interests in real, personal or mixed property in the Island of Jamaica or elsewhere as the Directors may in their absolute discretion from time to time determine.

(B3) To accept money or deposit at interest and to lend out money on such terms as the Directors think fit, and to carry on the business of money lenders and mortgage agents

(B4) To carry on any other trade or business whatsoever whether of the same kind or class as the trades or business before enumerated or not which can in the opinion of the Board of Directors be advantageously or conveniently carried on by the Company on connection with, as ancillary to or independently of the before enumerated trade or business or the general or existing business of the company for the time being.

(B5) To distribute among the members of the Company any dividends declared out of capital profits realised or unrealised.

(B6) To do, perform and execute any and all acts deeds, documents and things and to undertake and carry on all kinds of financial commercial and other operations which an individual of full legal age and capacity is and would be entitled to do perform and execute.

(B7) To acquire or establish and carry on any business or undertaking (and either separately or in conjunction with others) in Jamaica and elsewhere as the Directors may in their absolute discretion from time to time determine whether agriculture, manufacturing, industrial, mining, commercial or otherwise.

(B8) To carry on any other business (whether manufacturing or otherwise) which may seem to the Company capable of being conveniently carried on in connection with the above objects, or calculated directly or indirectly to enhance the value of or render more profitable any of the company's property.

(B9) To establish and operate branches and agencies in the Island of Jamaica and elsewhere as the Directors in their absolute discretion from time to time determine and to regulate and discontinue the same.

(B10) To purchase or by any other means acquire any freehold leasehold or other property for any estate or interest whether, and any rights, privileges or easements, over or in respect of any property, and any buildings, offices, warehouses, factories, mills, works, wharves, roads, railways, tramways, machinery, engines, rolling stock, vehicles, plant, equipment, live and dead stock, barges, vessels, or things and any real or personal property or rights whatsoever which may be necessary for, or may be conveniently used with, or may enhance the value of any other property of the Company.

(B11) To become a member of a Building Society existing under and by virtue of the Building Societies Act or any statutory modification of that Act and to subscribe or, take, purchase or otherwise acquire and hold shares of any kind or class issued by any such Building Society and to borrow money from any such Building Society in any such manner as the company shall think fit, and to secure the repayment of any money borrowed, raised or owing by mortgage, charge or lien upon the whole or any part of the company's property or assets.

(B12) To borrow or raise or secure the payment of money in such manner as the debt liability contract guarantee or other engagement incurred or to be entered into by the company in any way and in particular by the issue of debentures perpetual or otherwise, charged upon all or any of the company's property (both present and future), including its uncalled capital; and to purchase, redeem or pay off any such securities.

(B13) To pay all costs charges and expenses incurred or sustained in or about the promotion and establishment of the company or which the company shall consider to be preliminary including therein the cost of advertising commissions for underwriting brokerage printing and stationery.

(B14) To acquire or undertake the whole or any part of the business, property, goodwill and liabilities of any person, firm or company carrying on or proposing to carry on, any business which this Company is authorized to carry on, or possessed of property suitable for the purposes of this company.

(B15) To enter into partnership or into any agreement or arrangement for sharing profits, union of interest co-operation, joint adventure, reciprocal concession carrying on in any part of the world, or engaged in, or about to carry on or engage in, any business or transaction which this Company is authorised to carry

on or engage in, or any business or transaction capable of being conducted so as directly or indirectly to benefit this Company, also to enter into any agreement or arrangement for sharing profits with all or any of the employees of the Company, or granting to them such commissions, privileges, or other concessions as may be calculated directly or indirectly, to benefit the Company, and to lend money to, guarantee the contracts of, or otherwise assist any such person, firm or company, and to take or otherwise acquire shares and securities of any such company, and to sell, hold, re-issue with or without guarantee or otherwise deal with the same.

(B16) *To enter into any arrangements with any governments or authorities (supreme, municipal, local or otherwise) or any corporations, companies or persons that may seem conducive to the attainment of the companies objects or any of them, and to obtain from any such government, authority, corporation, company or person, any charters, contracts, decrees, rights, privileges and concessions which the Company may think desirable, and to carry out exercise and comply with any such charters, contracts, decrees, rights, privileges and concessions.*

(B17) *To subscribe for, take, purchase or otherwise acquire and hold shares stocks and securities in any other company having objects altogether or in part similar to those of this company, or carrying on any business capable of being conducted so as directly or indirectly to benefit the Company.*

(B18) *To promote, form, subsidise or establish any other company or companies for the purpose of acquiring all or any of the property and undertakings or any of the liabilities of this Company, or for any other purpose which may seem directly or indirectly calculated to assist or benefit this Company, or to enhance the value of any properly or business of this Company and to place or guarantee the placing of, underwrite, subscribe for, or otherwise acquire all or any part of the shares or securities of any such company as aforesaid.*

(B19) *To build, construct, maintain, alter enlarge, pull down and remove or replace any building, wharf road, watercourse, factory warehouse, storehouse, drying house, curing house, works or machinery, as the Company may think necessary, convenient or advisable, for the purposes of the Company.*

(B20) *To make such investments whether of moneys of the Company not immediately required or otherwise in such manner as may from time to time be determined.*

(B21) *To issue and allot fully or partly paid shares in the capital of the Company in payment of any real or personal property purchased or otherwise acquired by the Company or any services rendered to the Company.*

(B22) *To become surety for or guarantee the payment of any amounts or of credits, bills of exchange or other commercial obligations or commitments of every description, as well as the fulfilment of contracts and other personal trading or commercial transactions or every description whether at home or abroad and to indemnify any person against the same and to guarantee the payment of money secured by or payable under or in respect of any debentures, debenture stock, bond, mortgage, charge, security, contract or obligation of any person or corporation, or any authority, supreme, municipal, local or otherwise.*

(B23) *Upon any issue of shares debentures or other securities of the company to employ brokers, commission agents and underwriters and to provide for the remuneration of such persons for their services by payment in cash or by the issue of shares debentures or other securities of the company or by the granting of options to take the same or in any other manner allowed by the law.*

(B24) *To provide for the welfare of persons who may or may not have been in the employment of the Company or the Company's predecessors in business, or for the widows families and dependents of any such persons, also to establish and*

support, or aid in the establishment and support of associations, institution, funds, trusts and convenience, calculated to benefit employees or ex-employees of the company of its predecessors in business or the dependents or connections of such persons, and to grant pensions and allowance, and to make payments towards insurance, and to subscribe or guarantee money for charitable or benevolent objects, whether public or private, or for any exhibition, or for any public, general or useful objects

(B25) Generally to purchase, take on lease, or in exchange hire or otherwise acquire any real or personal property, and any rights or privileges which the Company may think necessary or convenient for the purposes of its business, and in particular any land, wharves, buildings, easements, machinery, plant, patents, concessions, licenses, trade marks, trade names, contracts, live stock, and stock-in- trade, and to pay either in cash. shares, debentures, or otherwise, as may be deemed expedient for any business right concession license contract or property acquired by the Company.

(B26) To work, sell, let, surrender, demise, mortgage, charge, dispose of, pledge or otherwise deal with, let on lease, or any other tenancy, the lands, buildings licenses, concessions, contracts, machinery, or other property or effects of the Company, or any part or parts thereof upon such terms', rents, and condition may be deemed proper and expedient.

(B27) To acquire by purchase or otherwise any contract concession or license and to carry out complete or to sell of sublet the same.

(B28) To lend money to or grant or provide credit or financial accommodation to such persons, firms companies, public bodies and others and on such terms as may seem expedient and to give guarantees or become security for any persons, firms, companies, public bodies and others as may same expedient.

(B29) To draw, make. accept, endorse, discount, renew, execute, and issue promissory notes, bills of exchange, bills of lading, warrant, debentures and other negotiable or transferable instrument.

(B30) To sell or otherwise dispose of the whole or any part of the undertaking or property of the Company, either together or in portions, for such consideration as the company may think fit, and in particular for shares, debentures, or securities of any company purchasing same.

(B31) To adopt such means of making known the products, activities, and business of the Company as may seem expedient, and in particular by advertising in the press, by circular, by purchase and exhibition of works of art or interest by publication of book, and periodicals, and by granting prizes, awards and donations.

(B32) To sell, improve, manage, develop, exchange, lease, mortgage, dispose of turn to account, grant rights and privileges in respect of, or otherwise deal with all or any part of the property and rights of the company.

(B33) To do all or any of the above things in any part of the world and as principal, agent, contractor, trustee or otherwise, and by or through trustees, agents or otherwise, and either alone or in conjunction with others.

(B34) To distribute amongst the members of the Company in kind and property of the Company, and in particular any shares, stock, debentures or securities of other companies belonging to this Company, or of which this Company may have the power of disposing.

(B35) To remunerate or reward any person, company, or association for services rendered or to be rendered to the Company and whether in connection with the

formation of the company or in the conduct of its business, or for subscribing or procuring subscriptions to or guaranteeing the subscriptions of any shares or securities of the Company or of any Company established by the company or in which the Company is interested and to pay such remuneration or reward by payment of money or in kind or by the allotment of shares fully or partly paid or both, or debentures or otherwise.

(B36) To do all such other things as may appear to be incidental or conducive to the attainment of the above objects or any of them.

AND IT IS HEREBY DECLARED that each of the foregoing objects is a separate and independent object and that none of the foregoing sub-clauses or the objects or powers therein specified or conferred shall be deemed subsidiary or auxiliary to the objects mentioned in the first or any other sub-clause of this clause, AND IT IS FURTHER HEREBY DECLARED that in the interpretation of this clause, the extent and meaning of any of the Company's objects shall not be restricted by references to or inference from any other object or in the name of the company or by the juxtaposition of two or more objects, and that in the event of any ambiguity, this clause shall be construed in such a manner as to widen and not to restrict the powers of the company, AND IT IS FURTHER DECLARED that the company shall have full power to exercise all or any or the powers conferred by any part of this clause in any part of the world.

4. The liability of the members is limited.

5. The share capital of the Company is $200.00 divided into 200 shares of $1.00 each.

6. The company shall have power to increase and/or reduce the capital of the Company in any way, which may be authorized by law.

7. The company shall have power to issue any of the share in capital original or increased with or subjects to any preferential, special, qualified or deferred rights or conditions as regards dividends, repayment of capital, voting or otherwise.

WE THE SEVERAL PERSONS whose names and addresses are subscribed are desirous of being formed into a company in pursuance of this Memorandum of Association and we respectively agree to take the number of shares in the capital or the company set opposite to our respective names.